CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-231416) and Form S-8 (No. 333-227697) of Beyond Air, Inc. (formerly: AIT Therapeutics, Inc.) and Subsidiaries of our report dated June 27, 2019 relating to the consolidated financial statements of Beyond Air, Inc., which appear in this Form 10-K.

/s/ Friedman LLP

East Hanover, NJ
June 27, 2019